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                                                                                                            EXHIBIT 12

                                                    CENTRAL HUDSON GAS & ELECTRIC CORPORATION

                                                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                                          Year Ended December 31,
                                                             1993         1992*       1991*        1990*        1989*
Earnings:
  Net Income                                              $ 50,390      $ 47,688    $ 42,941     $ 41,035     $ 39,117
  Fixed Charges                                             33,820        34,888      37,737       42,906       43,523
  Federal Income Tax                                        14,502         5,467      10,514       15,110       10,253
  Deferred Income Tax                                       14,101        19,644      12,099        7,346        9,575
  Federal Income Tax-Credit                                 (2,937)        7,789      (2,454)      (4,198)      (3,646)
  Deferred Income Tax                                        1,492        (8,537)      1,202        2,116        2,736

      Total Earnings                                      $111,368      $106,939    $102,039     $104,315     $101,558

Fixed Charges:

  Interest on Mortgage Bonds                              $ 22,390      $ 23,207    $ 25,236     $ 29,726     $ 30,055
  Interest on Other Long-term Debt                           6,487         6,286       7,482        9,276       10,187
  Interest on Short-term Debt                                   13           582         590          184            5
  Other Interest                                             1,191         1,372       1,979        1,767        1,345
  Amortization of Premium and
   Expense on Debt                                           2,247         2,085       1,584        1,097        1,059
  Portion of Rents Representative
   of the Interest Factor                                    1,492         1,356         866          856          872

      Total Fixed Charges                                 $ 33,820      $ 34,888    $ 37,737     $ 42,906     $ 43,523

Ratio of Earnings to Fixed Charges                            3.29          3.07        2.70         2.43         2.33

* Restated to conform to current year (1993) reporting which includes the interest portion of rent expense as a component of interest charges.
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